Exhibit 99.1

Genie Energy Declares First Quarter 2023 Preferred Stock Dividend

NEWARK NJ - (April 17, 2023): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.6895 per share of the company’s Series 2012-A Preferred Stock, which consists of a Base Dividend of $0.1594 per share for the first quarter of 2023 and an Additional Dividend of $0.5301 per share for the period through December 31, 2022 based on the performance of the company’s REP business.

The dividend will be paid on or about May 15, 2023 to preferred stockholders of record as of the close of business on May 5th.

The distribution will be treated as an ordinary dividend for tax purposes.

In addition, Genie will redeem 117,647 shares of the outstanding Preferred Stock on May 15, 2023 (the “Redemption Date”) at a price of $8.50 per share (an aggregate of $1 million), together with an amount equal to all dividends accrued and unpaid up to, but not including, the Redemption Date.

Following the Redemption Date, Genie will have redeemed approximately 1.57 million shares of its Series 2012-A Preferred Stock in the aggregate and approximately 748,000 shares will remain outstanding.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

Genie Energy Investor Relations Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

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